Exhibit 10.91

Fiscal 2005 Bonus Plan

1.             Non exec bonuses in the form of profit sharing and spot bonuses for extraordinary contributions or efforts.

2.             The non exec spot bonus pool is at the discretion of the CEO (based on recommendations from his executives) and consists of a fixed portion ($50K/quarter) plus a variable portion that depends upon company performance (additional $50K/quarter at [*]% ROE, prorated linearly from zero at [*]% ROE).

3.             The total variable bonus pool depends upon company performance

a.             Size of bonus pool starts growing at a minimum threshold (e.g., [*]% ROE) and reaches the target level at a threshold (e.g., [*]% ROE)

b.             If the company performance exceeds the target threshold, then the bonus pool will continue to grow, at a slower rate (e.g., bonus pool increases 1/8 for every [*]% increase in ROE, up to a maximum of 2X target at [*]% ROE).

4.             The total variable bonus pool consists of the executive bonus pool, the variable portion of the spot bonus pool, and profit sharing.  For example on an annual basis:

a.             Executive Target Bonus Pool:  Currently set as a % base salary and totals to about $700K/yr

b.             Target Spot Bonus Pool:  $200K in any event and growing to a max of $400K between [*]% & [*]% ROE

c.             Target Profit Sharing:  Growing from zero at [*]% ROE to a target of 10% non exec salary base at [*]% ROE (Approximately $600K at [*]% ROE)

5.             After tax profit (PAT) will be used to calculate the bonus pool and will be net of the CEO Discretionary Bonus Pool, the Profit Sharing Bonus Pool above, and the executive bonus pool.  The ROE (= PAT / $53M) for each quarter will be year-to-date.

a.             At [*]% ROE, the PAT will be about [*]x$53M = $[*].

b.             At [*]% ROE, the target executive bonus pool is $0.7M

c.             At [*]% ROE, the non executive bonus pool is also $0.7M, or about [*]% of profits.

6.             Executive bonuses are to be paid based on both company performance and personal goals (approximately 50/50).

a.             Prior to the quarterly Compensation Committee Meeting, the CEO will submit a report quarterly to the Compensation Committee for each executive:  goals that quarter; accomplishments against each goal; score for each goal and recommended bonus.  The Committee will review the proposal and make its recommendation to the entire board which will review the proposal and make the final decision regarding the bonus for each executive.

b.             The CEO will set quarterly goals for each executive and the Board of Directors will set goals for the CEO and review those for the CFO.  Typically each executive will be measured against 3-5 key goals per quarter, but it could be as few as 1 or as many as 10.

c.             For the current team the bonus split between company performance and personal goals is suggested to be the following:

1)	Gelu Voicu	50/50
2)	Tom Gay	50/50
3)	Irv Kovalik	50/50
4)	George Smarandoiu	50/50
5)	Sorin Georgescu	50/50
6)	Barry Wiley	0/100

[*] designates portion of this document that has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

7.             Executive bonuses are to be earned quarterly but paid out in a non linear profile, such as the one used in the 2004 bonus plan (12%, 15%, 23%, 50%).

On the next page is a graphic sample of how the quarterly bonus pool (executive bonus pool + variable portion of the discretionary bonus pool + profit sharing pool) will be calculated.  It grows linearly from [*]% to [*]% ROE, and then linearly at half that slope to [*]% ROE, with the bonus pool cap being 2X the target bonus pool cap at [*]% ROE.

[graph omitted]

[*] designates portion of this document that has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.